Exhibit 99.1

DATE: July 15, 2011

MEDIA CONTACTS:

Julie Gentz	Joele Frank / Andrew Siegel
Williams	Joele Frank, Wilkinson Brimmer Katcher
(918) 573-3053	(212) 355-4449

INVESTOR CONTACTS:
Travis Campbell	Sharna Reingold	David Sullivan	Tom Gardiner
Williams	Williams	Williams	Georgeson, Inc.
(918) 573-2944	(918) 573-2078	(918) 573-9360	(212) 440-9872

Williams Responds to Southern Union’s Decision to Engage in Discussions

TULSA, Okla., – Williams (NYSE: WMB) today commented on the announcement by Southern Union Company (NYSE: SUG) that the Special Committee of its Board of Directors has authorized Southern Union to engage in discussions with Williams regarding Williams’ $44.00 per share all-cash proposal to acquire all the outstanding shares of Southern Union. The Special Committee of Southern Union made the determination to engage in discussions and to provide information to Williams pursuant to Section 5.4 of Southern Union’s merger agreement with Energy Transfer Equity, L.P. (NYSE: ETE) (“Energy Transfer”).

“We are confident that our all-cash, premium proposal is in the best interests of both companies’ shareholders, and we are pleased that Southern Union will engage in discussions with Williams,” said Alan Armstrong, Williams’ President and Chief Executive Officer. “We look forward to working together with Southern Union and to quickly executing a definitive merger agreement.”

As previously announced, on July 14, 2011, Williams proposed to acquire all of Southern Union’s outstanding common stock for $44.00 per share in cash. Williams’ enhanced proposal represents a premium of 10% over the nominal purchase price in Southern Union’s recently revised agreement with Energy Transfer, announced on July 5, 2011. The Williams proposal also represents a premium of 56% over Southern Union’s closing share price of $28.26 on June 15, 2011, the last trading day prior to the initial Energy Transfer announcement.

Williams has strengthened its commitment to gaining regulatory approval and will close the transaction on a timeline consistent with the proposed Energy Transfer transaction. Williams is committed to take all necessary actions to obtain federal anti-trust clearance and will otherwise provide the same degree of regulatory certainty as the proposed Energy Transfer transaction.

The Williams proposal is not subject to any financing conditions. Williams is prepared to deliver bank financing commitments to finance the all-cash purchase price concurrent with signing the merger agreement.

Barclays Capital and Citi are serving as financial advisors to Williams and Cravath, Swaine & Moore LLP and Gibson, Dunn & Crutcher LLP are serving as its legal advisors.

About Williams (NYSE: WMB)

Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 75-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.